February 1, 2000

                  Mr. James M. McCormick
                  414 Sunrise Ave.
                  Sayville, NY 11782

                  Dear Mr. McCormick:

                  The purpose of this letter is to confirm your continuing employment with Lakeland Industries Inc. on the following terms and conditions:

                  1.  THE PARTIES
                      -----------
                  This is an agreement between James M. McCormick residing at 414 Sunrise Ave., Sayville, NY 11782 (hereinafter referred to as "you") and Lakeland Industries, Inc., a Delaware corporation, with principal place of business located at 711-2 Koehler Avenue, Ronkonkoma, NY 11779-7410 (hereinafter the Company).

                  2.  TERM
                      ----
                  The term of the agreement shall be for a 3 year period which term shall be automatically renewed for a maximum of two (2) successive annual periods unless either party notifies the other 120 days prior to the expiration of the original term or renewal thereof, that the agreement will not be renewed. Termination outside of the contract period by the Company shall only be for cause, and cause is defined as conviction for a felony or you were grossly negligent in performing your duties and responsibilities, as determined by the Board of Directors.

                  3.  CAPACITY
                      --------
                  You shall be employed in the capacity of Vice President and Treasurer of Lakeland Industries, Inc. and such other titles as may from time to time be determined by the President. You shall be directly responsible to the President and Board of Directors of the Company.

                  4.  COMPENSATION
                      ------------
                  As full compensation for your services you shall receive following from the Company:

                           (a) A base annual salary of $135,000 per year payable
                  bi-weekly; and (b) Participation when eligible in any of the Company's Pension, Profit Sharing Plans, Stock Option and ESOP
                  - 401(K) when any such plans are presently or become effective; and
                           (c) Such other  benefits as are  consistent  with the
                  personnel benefits provided by the Company to its officers and employees; provided however that your vacation shall be for a period of no less than four (4) weeks; and
                           (d) You shall be entitled to a leased automobile or
                  allowance consistent with the leased automobile or allowance you have been receiving; and

                           (e) Reimbursement for any expenses incurred by you
                  that are necessary and proper in the conduct of the Company's business; and

                           (f) An annual bonus as set forth below

         In May of each year commencing in 2001, you shall be awarded an annual bonus based on the positive current year performance of the Company as compared to fiscal Year 2000. The bonus to be awarded in May 2001, 2002, 2003 and upon the successive annual renewals, shall be based under an incentive compensation plan which equals $1,000.00 for each penny of additional after tax earnings incrementally earned over the prior years fiscal earnings.

         The E.P.S. shall be the basic earnings per share of common stock of the Company as determined by the Company's auditors in the preparation of the annual audit and reported to the Company's shareholders. If during the fiscal year commencing February 1, 2000 or thereafter, the Company acquires all of the stock and/or assets of a separate business entity or divests itself of one or more subsidiaries or is involved in a recapitalization or other public offering of the Company's securities, then in that event the amount of the aforesaid annual bonus will be adjusted to reflect such change or changes. The adjustment to the annual bonus and any additional discretionary bonus will be made by the Compensation Committee of the Board of Directors of the Company.

         The decision of the Compensation Committee of the Board of Directors as to any matter relating to the annual bonus or any additional discretionary bonus shall be final, binding and conclusive and shall not be subject to any further review.

5.  DISABILITY
    ----------
In the event that you shall incur a total disability which renders you unable to substantially perform your duties to the Company as determined by the Board of Directors you shall receive 100% of your base annual salary for the first year of such total disability reduced by the amount of any disability insurance payments received under a disability insurance policy maintained by the Company or you (Disability Insurance). Thereafter, and for the following six months you shall receive 50% of your base annual salary during the period of such total disability reduced by the amount of any such Disability Insurance. If such disability continues after such 18 month period your employment hereunder shall terminate.

6.  CONFIDENTIALITY
    ---------------
       Except as required in your duties to the Company, you shall not at any time during your employment and for a period of six months thereafter, directly or indirectly, use or disclose any confidential information relating to the Company or its business which is disclosed to you or known by you as a consequence of or through your employment by the Company. As used in this Agreement, "confidential information" means any information relating to the business of the Company which is not publicly known or readily ascertainable by proper means.

7.  CHANGE IN CONTROL
    -----------------
       Upon the occurrence of a change in control (as hereinafter defined) you shall have the right to terminate at your option this agreement within 30 days after the occurrence of such change in control. Upon the effective date of such termination you shall be entitled to receive a lump sum severance amount equal to the sum of (i) the greater of the present value of your base salary in effect at the time of the change of control for 2 years or the present value of your base salary in effect at the time of the change of control for the remainder of the term and (ii) the estimated amount which would have been payable to you pursuant to the bonus as set forth in this agreement for the fiscal year during which the change of control occurred as determined in good faith by the Compensation Committee of the Board of Directors of the Company based upon the Company's results of operations for the fiscal year through the effective date of the termination and its historical results of operations and pro-rated to the effective date of termination. You shall not be required to mitigate the amount of termination payment provided pursuant to this section nor will such payment be reduced by reason of your securing other employment.

A change of control shall have occurred (i) upon the acquisition of any person (as such term is defined in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as amended), directly or indirectly of securities of the Company representing 66 2/3% or more of the combined voting power of the Company's then outstanding securities or (ii) upon the future disposition by the Company (whether direct or indirect by sale of assets or stock merger consolidation or otherwise) of all or substantially all of the Company's business and/or assets in the transaction.

In the event of a future disposition by the Company (whether direct or indirect by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets the Company will require any successor to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform, if no such disposition had taken place.

8.  NOTICES
    -------
Any notices required to be give Under this Agreement shall unless otherwise agreed to by you and the Company be in writing and by certified mail return receipt requested and mailed to the Company at its headquarters at 711-2 Koehler Avenue Ronkonkoma, NY 11779-7410 or to you at your home address at 414 Sunrise Ave., Sayville, NY 11782.

9.  WAIVER OR MODIFICATION
    ----------------------
No waiver or modification in whole or in part of this agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

10. SEPARABILITY
    ------------
Any provision of this agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof which shall continue in full force and effect. The unenforceability or invalidity of any provision of the agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. HEADINGS
    --------
The headings contained in this agreement are for convenience only and shall not affect restrict or modify the interpretation this agreement.

12. CONTROLLING LAW
    ---------------
This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, and you agree to the exclusive jurisdiction and venue of all State and Federal Courts sitting in the State of New York in connection with any claim, dispute, or controversy arising under or in connection with this Agreement.

                                                     LAKELAND INDUSTRIES, INC.


/s/ James M. McCormick                               /s/ John J. Collins
---------------------------                          ------------------------
James M. McCormick                                   By:  John J. Collins
Vice President & Treasurer
                                                     /s/ Eric O. Hallman
                                                     --------------------
                                                     By:  Eric O. Hallman

                                                     /s/ W. James Raleigh
                                                     ---------------------
                                                     By:  W. James Raleigh

                                                     Board of Directors
                                                     Compensation Committe